Exhibit 99

NEWS RELEASE
April 29, 2022
Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Vice President, Investor Relations & Corporate Sustainability	E-mail: ir@hei.com

AMERICAN SAVINGS BANK REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS
1Q 2022 Net Income of $23.9 million
Solid Credit Quality, Stable Net Interest Margin and Improving Bank Environment

HONOLULU - American Savings Bank, F.S.B. (ASB), a wholly owned subsidiary of Hawaiian Electric Industries, Inc. (NYSE - HE), today reported first quarter 2022 net income of $23.9 million, compared to $22.1 million in the fourth, or linked quarter of 2021 and $29.6 million in the first quarter of 2021.
“Our results reflect good execution in an improving banking environment,” said Ann Teranishi, president and chief executive officer of American Savings Bank. “Earning asset yields are starting to improve as a result of the rising interest rate environment, while credit quality remains solid, with tailwinds from Hawaii’s recovering economy. We’re continuing our digital transformation, and as we do so are focused on making banking easy anytime and anywhere while delivering the exceptional personal service our customers rely on,” said Teranishi.

Financial Highlights
First quarter 2022 net interest income of $59.0 million reflected higher yields in the investment portfolio partially offset by lower fee income associated with the Paycheck Protection Program (PPP) portfolio as the loans continued to pay down. Net interest income increased versus the $57.1 million generated in the first quarter of 2021, primarily due to higher average earning assets driven by increased liquidity from strong deposit growth and higher investment yields. Net interest margin was 2.79% in the first quarter, consistent with the linked quarter and down from 2.95% in the first quarter last year.
In the first quarter of 2022 ASB recorded a negative provision for credit losses of $3.3 million compared to a negative provision for credit losses of $3.5 million in the linked quarter and

$8.4 million in the first quarter of 2021. The negative provision in the first quarter of 2022 reflected favorable credit trends including a release of reserves driven by the paydown of a nonperforming loan, as well as an improvement in credit quality including credit upgrades within the commercial real estate portfolio. As of March 31, 2022, ASB’s allowance for credit losses to outstanding loans was 1.30% compared to 1.36% as of December 31, 2021 and 1.73% as of March 31, 2021.
The net charge-off ratio for the first quarter of 2022 was 0.01% compared to 0.03% in the linked quarter and 0.18% in the first quarter of 2021. Nonaccrual loans as a percent of total loans receivable held for investment were 0.72% in the first quarter of 2022, compared to 0.86% in the linked quarter and 1.00% in the prior year quarter.
Noninterest income was $16.1 million in the first quarter of 2022 compared to $15.7 million in the linked quarter and $19.0 million in the first quarter of 2021. The increase compared to the linked quarter was primarily due to a gain on sale of real estate and higher fee income. The decrease in noninterest income compared to the prior year quarter was primarily due to lower mortgage banking income as loan volume and profit margin on sale of loans decreased in the rising interest rate environment.
Noninterest expense was $48.2 million compared to $50.0 million in the linked quarter and $47.5 million in the first quarter of 2021. The decrease in noninterest expense versus the linked quarter was primarily due to timing of expenses. The increase in noninterest expense versus the same quarter last year was primarily due to a pension accounting change that resulted in a lower pension expense in the first quarter of 2021.
Total loans were $5.2 billion as of March 31, 2022, consistent with December 31, 2021 as lower commercial markets, PPP and residential loan balances were offset by higher loan balances across the remainder of the loan portfolio, primarily in commercial real estate.
Total deposits were $8.3 billion as of March 31, 2022, an increase of 1.4% from December 31, 2021. For the first quarter of 2022, the average cost of funds was 0.05%, flat versus the linked quarter and down three basis points versus the same quarter last year.
For the first quarter of 2022 return on average equity was 13.7% compared to 12.1% in the linked quarter and 16.0% in the first quarter of 2021. Return on average assets was 1.04% for the first quarter of 2022, compared to 0.97% in the linked quarter and 1.40% in the same quarter last year.
In the first quarter of 2022, ASB paid dividends of $15.0 million to HEI. ASB had a Tier 1 leverage ratio of 7.8% as of March 31, 2022.

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2022 GUIDANCE
Concurrent with ASB’s regulatory filing 30 days after the end of the quarter, ASB announced its first quarter 2022 financial results today. Please note that these reported results relate only to ASB and are not necessarily indicative of HEI’s consolidated financial results for the first quarter 2022.
HEI plans to announce its first quarter 2022 consolidated financial results on Monday, May 9, 2022 and will also conduct a webcast and conference call at 10:15 a.m. Hawaii time (4:15 p.m. Eastern time) that same day to discuss its consolidated earnings, including ASB’s earnings, and 2022 guidance.
To listen to the conference call, dial 1-844-200-6205 (U.S.) or 1-929-526-1599 (international) and enter passcode 275546. Parties may also access presentation materials and/or listen to the conference call by visiting the conference call link on HEI’s website at www.hei.com under “Investor Relations,” sub-heading “News and Events — Events and Presentations.”
A replay will be available online and via phone. The online replay will be available on HEI’s website about two hours after the event. An audio replay will also be available about two hours after the event through May 23, 2022. To access the audio replay, dial 1-866-813-9403 (U.S.) or 44-204-525-0658 (international) and enter passcode 477148.
HEI and Hawaiian Electric Company, Inc. (Hawaiian Electric) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information; such disclosures will be included in the Investor Relations section of the website. Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website, in addition to following HEI’s, Hawaiian Electric’s and ASB’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Investors may sign up to receive e-mail alerts via the “Investor Relations” section of the website. The information on HEI’s website is not incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference.
Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms to review documents filed with, and issued by, the PUC. No information on the PUC website is incorporated by reference into this document or into HEI’s and Hawaiian Electric’s SEC filings.

The HEI family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaii. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaii’s population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, American Savings Bank, is one of Hawaii’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI also helps advance Hawaii’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.
FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2021 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, ASB and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended
(in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Interest and dividend income
Interest and fees on loans	$46,005	$48,384	$49,947
Interest and dividends on investment securities	13,984	11,755	8,673
Total interest and dividend income	59,989	60,139	58,620
Interest expense
Interest on deposit liabilities	947	1,062	1,462
Interest on other borrowings	5	4	27
Total interest expense	952	1,066	1,489
Net interest income	59,037	59,073	57,131
Provision for credit losses	(3,263)	(3,458)	(8,435)
Net interest income after provision for credit losses	62,300	62,531	65,566
Noninterest income
Fees from other financial services	5,587	5,888	5,073
Fee income on deposit liabilities	4,691	4,634	3,863
Fee income on other financial products	2,718	2,003	2,442
Bank-owned life insurance	681	1,107	2,561
Mortgage banking income	1,077	1,808	4,300
Gain on sale of real estate	1,002	—	—
Gain on sale of investment securities, net	—	—	528
Other income, net	372	220	272
Total noninterest income	16,128	15,660	19,039
Noninterest expense
Compensation and employee benefits	27,215	27,375	28,037
Occupancy	5,952	5,358	4,969
Data processing	4,151	4,472	4,351
Services	2,439	2,718	2,862
Equipment	2,329	2,521	2,222
Office supplies, printing and postage	1,060	1,145	1,044
Marketing	1,018	1,562	648
FDIC insurance	808	823	816
Other expense	3,241	3,993	2,554
Total noninterest expense	48,213	49,967	47,503
Income before income taxes	30,215	28,224	37,102
Income taxes	6,345	6,095	7,546
Net income	$23,870	$22,129	$29,556
Comprehensive income (loss)	$(98,571)	$9,840	$(16,198)
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.04	0.97	1.40
Return on average equity	13.70	12.10	16.04
Return on average tangible common equity	15.53	13.63	18.06
Net interest margin	2.79	2.79	2.95
Efficiency ratio	64.14	66.86	62.36
Net charge-offs to average loans outstanding	0.01	0.03	0.18
As of period end
Nonaccrual loans to loans receivable held for investment	0.72	0.86	1.00
Allowance for credit losses to loans outstanding	1.30	1.36	1.73
Tangible common equity to tangible assets	5.8	7.1	7.3
Tier-1 leverage ratio	7.8	7.9	8.3
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$15.0	$19.0	$5.0
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	March 31, 2022		December 31, 2021
Assets
Cash and due from banks		$114,249		$100,051
Interest-bearing deposits		155,279		151,189
Cash and cash equivalents		269,528		251,240
Investment securities
Available-for-sale, at fair value		2,621,375		2,574,618
Held-to-maturity, at amortized cost		517,150		522,270
Stock in Federal Home Loan Bank, at cost		10,000		10,000
Loans held for investment		5,184,733		5,211,114
Allowance for credit losses		(67,211)		(71,130)
Net loans		5,117,522		5,139,984
Loans held for sale, at lower of cost or fair value		7,961		10,404
Other		626,599		590,897
Goodwill		82,190		82,190
Total assets		$9,252,325		$9,181,603
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$3,016,520		$2,976,632
Deposit liabilities–interest-bearing		5,272,752		5,195,580
Other borrowings		137,385		88,305
Other		210,681		193,268
Total liabilities		8,637,338		8,453,785
Common stock		1		1
Additional paid-in capital		354,635		353,895
Retained earnings		420,574		411,704
Accumulated other comprehensive loss, net of tax benefits
Net unrealized losses on securities	$(152,444)		$(32,037)
Retirement benefit plans	(7,779)	(160,223)	(5,745)	(37,782)
Total shareholder’s equity		614,987		727,818
Total liabilities and shareholder’s equity		$9,252,325		$9,181,603

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.